Sun River Energy, Inc. (SNRV:OTCBB), announces the successful drilling of a second methane gas/well in Colfax County New Mexico. In drilling, several gas zones blew gas and it appears there are over 50' of total coal zones, some of which are above the fluid level in the hole. The well built up well head pressure open hole. The Company intends to fully log, perforate, and test, in the next several weeks.

     Wes Whiting, President, stated that he believes this well is proof of concept that the first well is not an aberration and that there is producible methane on the Sun River Raton Basin property. This second well drilled is approx. 2 miles southeast of the first well. This well extends the area of discovery of the first well to a significant new area, and will allow much more accurate assessment of the potential methane reserves of the Company. Mr. Whiting stated that the Company is very excited about the second well discovery.